Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

March 18, 2025

In connection with a possible negotiated transaction (the “Transaction”) between Potbelly Corporation, a Delaware corporation (together with its subsidiaries, the “Disclosing Party”), and RaceTrac, Inc., a Georgia corporation (together with its subsidiaries, the “Receiving Party”, and each of Disclosing Party and Receiving Party individually referred to as a “Party”, and collectively, the “Parties”), Disclosing Party may disclose and/or deliver (or cause to be disclosed and/or delivered) to Receiving Party certain information about itself and its affiliates, including about its and its affiliates’ ownership structure, properties, employees, finances, businesses and operations.

1.             The term “Confidential Information” means any and all information communicated in writing, orally, by electronic or magnetic or any other media, by visual observation or by any other means, before, on or after the date of this confidentiality agreement, whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf or at the request of, Disclosing Party, to Receiving Party or to Receiving Party's Representatives (as hereinafter defined). Confidential Information shall also be deemed to include (i) all notes, data, reports, analyses, compilations, studies, interpretations, memoranda, summaries or other materials prepared by Receiving Party or by its Representatives to the extent they contain, reflect or are based (in whole or in part) upon or derived from any Confidential Information; (ii) proprietary information of Disclosing Party or its affiliates that is disclosed hereunder; and (iii) information disclosed by Disclosing Party or its affiliates which relates to current, planned or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor and customer information. Confidential Information does not include, however, any information that (i) is in the possession of Receiving Party or its Representatives on a non-confidential basis at the time of disclosure as shown by Receiving Party's files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the general public knowledge or literature, not as a result of any direct or indirect action or omission of Receiving Party or its Representatives in breach of this confidentiality agreement; (iii) is obtained by Receiving Party on a non-confidential basis from a source other than Disclosing Party or its representatives, which source is not known by Receiving Party, after due inquiry, to be bound by confidentiality obligations to Disclosing Party or its affiliates or representatives with respect to such information; (iv) has been previously approved by Disclosing Party, in writing, for release by Receiving Party; or (v) Receiving Party can demonstrate was independently developed by Receiving Party or its Representatives without use of or reference to Disclosing Party's Confidential Information.

2.             The Confidential Information shall remain the property of Disclosing Party. No rights to use, license or otherwise exploit the Confidential Information are granted to Receiving Party or its Representatives, by implication or otherwise. Receiving Party and its Representatives will not, by virtue of this confidentiality agreement or the disclosure and/or its or their use of the Confidential Information, acquire any rights with respect thereto, all of which rights shall remain exclusively with Disclosing Party. Each of the Parties acknowledges that certain Confidential Information may be information to which attorney-client privilege and/or work product privilege attaches and agrees that access to such Confidential Information is being provided solely for the purposes set out in this confidentiality agreement and that such access is not intended, and shall not constitute, a waiver of any privilege or any right to assert or claim privilege. To the extent that there is any waiver of privilege, it is intended to be a limited waiver in respect of Receiving Party or its applicable Representative solely for the purpose, and on the terms and conditions, set out in this confidentiality agreement. Receiving Party or its applicable Representative shall, at the request and expense of Disclosing Party, claim or assert (or cooperate in the claim or assertion of) privilege in respect of such Confidential Information.

3.             Unless otherwise agreed to in writing by Disclosing Party, Receiving Party hereby agrees that the Confidential Information will be used by Receiving Party and its Representatives solely for the purpose of evaluating and potentially negotiating and/or consummating the Transaction and for no other competitive or other purpose, and that such information will be kept confidential by Receiving Party and its Representatives; provided, however, that, subject to Section 15, any such information may be disclosed by Receiving Party to its Representatives. The term “Representatives” shall mean (a) with respect to Receiving Party, Receiving Party’s controlled affiliates and its and their respective officers, directors, employees, accountants, attorneys, financial advisors and, with the prior written consent of Disclosing Party, potential debt and equity financing sources and (b) with respect to Disclosing Party, Disclosing Party’s controlled affiliates and its and their respective officers, directors, employees, accountants, attorneys and financial advisors. The term “Person” as used in this confidentiality agreement shall be broadly interpreted to include any individual, corporation, company, group, partnership, other entity (whether governmental or non-governmental), the media or the public. Receiving Party agrees that Confidential Information shall only be provided to its Representatives who need such Confidential Information for the purpose of evaluating and potentially negotiating and consummating the Transaction, who have been informed by Receiving Party of the confidential nature of the Confidential Information and of their obligations under this confidentiality agreement, and who have been advised that such information is to be kept confidential and shall not be used for any purpose other than the evaluation and potential negotiation and consummation of the Transaction. Receiving Party shall be responsible for any breach of any provision of this confidentiality agreement applicable to its Representatives that receive Confidential Information.

4.             Without the prior written consent of Disclosing Party, neither Receiving Party nor any of its Representatives acting on its behalf will have any discussions or communications with respect to a potential Transaction with any person (including any potential debt or equity financing source that is not an approved Receiving Party Representative in its capacity as such) other than Receiving Party’s Representatives acting in their capacity as such, in each case including regarding financing, partnering, the making of any joint proposal or any position, involvement or other form of direct or indirect participation in any Transaction. Receiving Party further agrees that neither it nor any of its Representatives acting at its direction or on its behalf will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any potential debt or equity financing source (or any affiliate thereof) or any other person (including approved Receiving Party Representatives) that could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such person to serve as a financing source to any other person considering a transaction involving Disclosing Party or to engage in a transaction involving Disclosing Party. Receiving Party represents and warrants that neither Receiving Party nor any of its Representatives acting at its direction or on its behalf have entered into any agreement, arrangement or understanding of the type contemplated by this Section 4.

5.             It is understood and agreed that Disclosing Party may, from time to time, determine that disclosure of certain of its competitively sensitive Confidential Information to Receiving Party and/or certain of its Representatives may be inappropriate, in which case such competitively sensitive Confidential Information may, at Disclosing Party's discretion, be made available to Receiving Party or its Representatives only in accordance with additional procedures mutually agreed by the Parties in writing to permit disclosure of such competitively sensitive Confidential Information in an appropriate manner.

6.             Given the nature of the Confidential Information, the Transaction Information (as hereinafter defined) and the Parties' current discussions, Receiving Party acknowledges that Disclosing Party would be irreparably damaged by any unauthorized disclosure or use of any Confidential Information or Transaction Information and monetary damages would not be a sufficient remedy for any breach or threatened breach of this confidentiality agreement. Without prejudice to the rights and remedies otherwise available to Disclosing Party, Disclosing Party shall be entitled, without the requirement of a posting of a bond or other security, to equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of the provisions of this confidentiality agreement. Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or equity to Disclosing Party.

7.             Except with the prior written consent of Disclosing Party and subject to Section 8, neither Receiving Party nor any of its Representatives may disclose to any person other than Receiving Party’s Representatives who need to know such information for the purpose of evaluating and potentially negotiating and consummating a Transaction (i) the existence, terms or subject matter of this confidentiality agreement, (ii) the fact that Confidential Information has been made available to Receiving Party or its Representatives, (iii) that Disclosing Party is considering a strategic transaction, (iv) the fact that investigations, discussions or negotiations are taking place regarding the potential Transaction or any other possible transaction by Disclosing Party, (v) any of the terms, conditions or other facts or information with respect to the potential Transaction, (vi) any information that would be reasonably likely to enable such person to identify Disclosing Party or any of its affiliates as a party to any discussions or negotiations relating to a Transaction or any similar transaction involving any other person, (vii) the status of any discussions or negotiations between Receiving Party or any of its Representatives and Disclosing Party or any of its representatives relating to a Transaction (including whether any such discussions or negotiations are ongoing or have been terminated) or (viii) any opinion or view with respect to valuation of Disclosing Party (collectively, the “Transaction Information”). Except with the prior written consent of Receiving Party and subject to Section 8, Disclosing Party and its Representatives will not, directly or indirectly, disclose (other than to Disclosing Party’s Representatives) (i) Receiving Party’s identity in connection with the Transaction or any information that would be reasonably likely to enable a person to identify Receiving Party or any of its affiliates as a party to any discussions or negotiations relating to a Transaction or (ii)

Receiving Party’s consideration of the Transaction (collectively, Receiving Party Information”).

8.             In the event that Receiving Party or any of its Representatives becomes legally required, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, or under any law, rule or regulation or by any regulatory authority (collectively, “Law”) to disclose any Confidential Information or any Transaction Information or Disclosing Party becomes so obligated to disclose any Receiving Party Information, as applicable, the Party so required agrees that the other Party and its Representatives may do so without violating this confidentiality agreement so long as such required Party agrees to (i) promptly notify the other Party of the circumstances surrounding such requirement or request prior to any such disclosure to the extent legally permissible, (ii) reasonably consult and cooperate with the other Party in any attempt it may make to obtain a protective order or other appropriate assurance that confidential treatment will be afforded its Confidential Information or Transaction Information or Receiving Party Information, as applicable, and (iii) only disclose that portion of the Confidential Information or Transaction Information or Receiving Party Information, as applicable, determined, in consultation with legal counsel, is required to be disclosed. If a protective order or other appropriate assurance is not obtained, such Party or its applicable Representative agrees to (i) use commercially reasonable efforts to preserve the confidentiality of the Confidential Information or Transaction Information or Receiving Party Information, as applicable, so disclosed, (ii) to the extent legally permitted, give notice to the other Party of the information to be disclosed, or the proposed disclosure itself (as applicable), as far in advance as is reasonably practicable and (iii) in the case of any required public disclosure of Transaction Information or Receiving Party Information, as applicable, will give the other Party a reasonable opportunity to comment on such disclosure prior to it being made public. For the avoidance of doubt, it is understood and agreed that the Receiving Party shall not be deemed to be legally required to disclose any Confidential Information or Transaction Information solely by virtue of the fact that, absent such disclosure, the Receiving Party would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or that the Receiving Party would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

9.             Disclosing Party may elect by notifying Receiving Party in writing at any time to terminate further access to its Confidential Information. Following any such written notice, Receiving Party and its Representatives agree (i) to promptly (and in any event within five business days of such notice) return or destroy (and upon request, confirm in writing such return or destruction to Disclosing Party) all Confidential Information (whether prepared by or on behalf of Disclosing Party or by the Receiving Party or its Representatives) in its possession or its Representatives' possession, (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by Receiving Party or its Representatives based on the Confidential Information; provided, however, that Receiving Party and its Representatives that receive Confidential Information shall be entitled to retain one copy of all such Confidential Information in restricted access legal files or pursuant to automatic electronic archiving and back-up procedures for use solely in connection with any litigation, arbitration or regulatory action; provided, further, that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder for so long as it so retained, notwithstanding any termination of this confidentiality agreement pursuant to Section 21. Notwithstanding the foregoing, the obligation to return or destroy Confidential Information shall not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices. Notwithstanding the return or destruction of the Confidential Information, Receiving Party and its Representatives shall continue to be bound by the confidentiality and other obligations under this confidentiality agreement for the remainder of the term of this confidentiality agreement.

10.          Receiving Party agrees that it is not entitled to rely on the accuracy or completeness of the Confidential Information and that Receiving Party shall be entitled to rely solely on such express representations and warranties as may be made in any definitive transaction agreement providing for the Transaction, subject to the terms and conditions of such agreement. Accordingly, Receiving Party acknowledges that, except as may be provided in such agreement, neither Disclosing Party nor any of its representatives makes any express or implied representation or warranty as to the accuracy or completeness of any of the Confidential Information. Receiving Party agrees that, other than as may be set forth in any definitive transaction agreement providing for the Transaction, neither Disclosing Party nor any of its representatives shall have any liability to Receiving Party or its Representatives resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

11.          The Parties agree that, unless and until a definitive transaction agreement is entered into between the Parties providing for the Transaction, neither Party nor any of its Representatives will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this confidentiality agreement or any other written or oral expression, except, in the case of this confidentiality agreement, with respect to the matters specifically agreed to herein. Except for the matters set forth in this confidentiality agreement or in any such definitive transaction agreement, neither Party shall be entitled to rely on any statement, promise, agreement or understanding, whether oral or written, any custom, usage of trade, course of dealing or conduct. Each Party reserves the right to reject any and all proposals made by the other Party or any of its Representatives with regard to the Transaction and to terminate discussions and negotiations at any time for any reason or no reason. Without limiting the generality of the foregoing, Receiving Party acknowledges and agrees that (i) Disclosing Party shall be entitled to conduct any process with respect to a Transaction or similar or other transaction involving Disclosing Party as it may, in its sole discretion, determine (including by negotiating with any other party and entering into a definitive agreement without prior notice to Receiving Party or any other person) and (ii) any procedures relating to a Transaction may be changed by Disclosing Party in its sole discretion at any time without notice.

12.          Receiving Party hereby agrees that all (i) requests for additional information regarding the potential Transaction or any Confidential Information or Transaction Information, (ii) requests for site visits or management meetings, (C) discussions or questions regarding procedures related to the potential Transaction and (D) all other communications regarding the potential Transaction or this confidentiality agreement shall be submitted or directed to Piper Sandler Companies and such other persons specifically designated in writing by Disclosing Party (the “Contact Persons”). Without Disclosing Party’s prior written consent, and without limiting the foregoing, neither Receiving Party nor any of its Representatives shall initiate or maintain any contact of any nature regarding the potential Transaction with (i) any director, officer or employee of Disclosing Party who is not a Contact Person or (ii) any supplier, customer, labor union, landlord, lessor, bank, other lender or any other person having a commercial relationship with Disclosing Party or any of its affiliates, in its capacity as such. For the avoidance of doubt, this Section 12 shall not restrict either Party or its Representatives from contacting or communicating with the other Party or its Representatives in connection with matters arising in the ordinary course of business that do not relate to a potential Transaction.

13.          Receiving Party agrees that for a period of one year from the date of this confidentiality agreement, neither Receiving Party nor any of its controlled affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any of its or their Representatives shall, unless specifically invited in writing by the board of directors of Disclosing Party (or a committee thereof) (the “Board”), directly or indirectly, in any manner:

a.             acquire, offer or propose (except a nonpublic proposal to the Board that would not require Disclosing Party, Receiving Party or any other person to make any public announcement or other disclosure with respect thereto) to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, (i) any economic interest in, or any direct or indirect right to direct the voting or disposition of, any securities of Disclosing Party, whether or not any of the foregoing would give rise to beneficial ownership (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act), (ii) any other direct or indirect interest in any securities of Disclosing Party or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of Disclosing Party, (iii) any contracts or rights in any way related to the acquisition or price of securities or interests of Disclosing Party (whether beneficially, constructively or synthetically through any derivative or trading position or otherwise) (each of clauses (ii) and (iii), “Derivative Securities”) or (iv) any material assets, indebtedness or properties of Disclosing Party;

b.            make, or in any way encourage or participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of Disclosing Party, or call or seek to call a meeting of Disclosing Party’s stockholders or initiate any stockholder proposal for action by Disclosing Party’s stockholders, or seek the consent of any Person with respect to any securities or interests of Disclosing Party;

c.             form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Disclosing Party or otherwise in connection with any of the actions prohibited by this Section 13;

d.            arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any securities or interests of Disclosing Party or any Derivative Securities;

e.             make any public announcement with respect to, or solicit or submit a proposal for, or offer of, or indicate an interest in (with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets or properties of, or other similar extraordinary transaction involving, Disclosing Party, its affiliates or its or their respective securities or interests, except a nonpublic proposal to the Board that would not require Disclosing Party or any other person to make any public announcement or other disclosure with respect thereto;

f.             demand a copy of Disclosing Party’s stock ledger, list of stockholders or any other books and records of Disclosing Party;

g.            otherwise seek, alone or in concert with others, to control, change or influence the management, Board or policies of Disclosing Party or nominate any Person as a director who is not nominated by the then-incumbent directors, or convene a meeting of the stockholders of Disclosing Party or propose any matter to be voted upon by the stockholders of Disclosing Party;

h.            make any request to amend, waive or terminate any provision of this Section 13, contest the validity or enforceability of this confidentiality agreement or seek a release of the restrictions contained herein (whether by legal action or otherwise);

i.              announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited by this Section 13; or

j.              take any action that would reasonably be expected to result in Disclosing Party being legally required to make a public announcement regarding any of the matters referred to in this Section 13.

Receiving Party represents and warrants to Disclosing Party that, as of the date hereof, it, together with its affiliates, does not own (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any securities of Disclosing Party (including its common stock) or Derivative Securities. Notwithstanding anything in this Section 13 to the contrary, if at any time a third party enters into a definitive agreement with Disclosing Party to acquire (or publicly offers to acquire in an offer that has been recommended by Disclosing Party’s Board) more than 50% of the outstanding capital stock of Disclosing Party or more than 50% of the consolidated assets of Disclosing Party, from and after the date thereof nothing in this Section 13 shall prevent Receiving Party or its affiliates or Representatives from making a competing proposal with respect to a potential Transaction.

14.          Each of Receiving Party and Disclosing Party agree that for a period of one year from the date of this confidentiality agreement, neither such Party nor any of its affiliates, nor any of its or their Representatives acting on its or their behalf, shall directly or indirectly solicit for employment or hire (i) any executive officer of the other Party or other employee of the other Party or its affiliates having a title of vice president (or its functional equivalent) or above or (ii) any other employee of the other Party or its affiliates who comes in contact with Receiving Party or Disclosing Party, as applicable, or its Representatives as a result of Receiving Party’s or Disclosing Party’s, as applicable, evaluation of the potential Transaction or with respect to whom Receiving Party or Disclosing Party, as applicable, or its Representatives receive information in connection with Receiving Party’s or Disclosing Party’s (as applicable) evaluation of the potential Transaction, in each case without Disclosing Party’s or Receiving Party’s (as applicable) prior written consent; provided, however, that the foregoing shall not prohibit any general advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such Persons.

15.          Receiving Party hereby acknowledges that it is aware, and will advise each of its Representatives who are informed as to the matters that are the subject of this confidentiality agreement, that (i) the Confidential Information being furnished to Receiving Party and the Transaction Information contains or may itself be material, non-public information concerning Disclosing Party and (ii) the United States securities laws prohibit any Person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

16.          This confidentiality agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, any federal court located in the state of Delaware (as applicable, the “Chosen Court”), for any actions, suits or proceedings arising out of or relating to this confidentiality agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by registered mail to such Party’s address set forth below shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each Party hereby irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this confidentiality agreement or the transactions contemplated hereby in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY AND EACH OF ITS REPRESENTATIVES BOUND TO THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS CONFIDENTIALITY AGREEMENT OR ANY AMENDMENT HEREOF.

17.          The provisions of this confidentiality agreement shall be binding solely upon and inure to the benefit of the Parties hereto and their respective Representatives, affiliates, successors and permitted assigns. Neither Party may assign any or all rights, power, privileges and obligations under this confidentiality agreement without the other Party's prior written consent. Any purported assignment without such consent shall be null and void.

18.          This confidentiality agreement represents the entire understanding and agreement of the Parties hereto and may be modified only by a separate written agreement executed by the Parties expressly modifying this confidentiality agreement. This confidentiality agreement supersedes and cancels any and all prior agreements between the Parties, express or implied, relating to the confidential treatment of information in respect of a Transaction.

19.          In the event that any provision or portion of this confidentiality agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this confidentiality agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Parties' intention with respect to such invalid or unenforceable term or provision.

20.          The failure or refusal by either Party to insist upon strict performance of any provision of this confidentiality agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failures or refusals be deemed a custom or practice contrary to such provision or right.

21.          This confidentiality agreement shall terminate upon the earlier to occur of (i) the closing of the Transaction, and (ii) two years after the date hereof; provided, however, that no such termination of this confidentiality agreement shall relieve any Party from any liability relating to any breach of this confidentiality agreement occurring prior to such termination.

22.          This confidentiality agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this confidentiality agreement as of the date first written above.

RACETRAC, INC.

BY:	/s/ Natalie Morhous
NAME:	Natalie Morhous
TITLE:	CEO and Chairman of the Board

POTBELLY CORPORATION

BY:	/s/ Robert D. Wright
NAME:	Robert D. Wright
TITLE:	President and CEO

[Signature Page to Confidentiality Agreement]